Exhibit 99.1

NEWS RELEASE

DATE: Thursday, June 28, 2007

FOR IMMEDIATE RELEASE:

Oilsands Quest appoints two directors to board

Calgary, Alberta — Oilsands Quest Inc. (Amex: BQI) announces the appointment of Pamela Wallin, Saskatchewan-born journalist, diplomat and entrepreneur, and William Scott Thompson, fourth-generation Texas oilman, to its board of directors, effective June 29, 2007.

Ms. Wallin, who recently completed four years as the Canadian Consul General in New York, serves on several corporate boards in Canada, including CTVglobemedia, Canada’s premier multimedia company, and on the board of Gluskin Sheff & Associates, a wealth management firm. She is the Senior Advisor to the President of the Americas Society and the Council of the Americas in New York and a member of the special Advisory Board of BMO Harris Bank.

Mr. Thompson, who has 30 years experience developing petroleum and financial companies, is a director and the President of Harris-Forbes, Inc., a Houston-based financial and venture capital firm. He was a director of Oilsands Quest and subsidiaries from August 2005 until April 30 this year, when he stepped aside in order for the board to have a majority of independent directors.

“We are delighted to welcome Pamela to our board and very pleased to welcome Scott back,” said T. Murray Wilson, Executive Chairman of Oilsands Quest. “Ms. Wallin has a refreshing and valuable perspective, based on her extensive experience and intimate knowledge of Canada/U.S. relations, to bring to our board. And, of course, Mr. Thompson’s significant background in the oil and gas industry and the financial services industry always results in effective counsel and guidance.”

Ms. Wallin is appointed as a Class B director, with her initial term expiring in 2008. Mr. Thompson is appointed as a Class C director, with his term expiring at the company’s annual meeting in 2007.

Headquartered in Calgary, Alberta, Oilsands Quest Inc. (www.oilsandsquest.com) is building long-term shareholder value through exploration of its oil sands permits in Saskatchewan and Alberta. The company has initiated pre-commercialization studies for its Axe Lake Discovery in northwest Saskatchewan, placing it at the forefront of the development of an oil sands industry in the province of Saskatchewan.

Forward-Looking Information

Except for statements of historical fact relating to the company, this news release contains certain “forward-looking information” within the meaning of applicable securities law. Forward-looking information in this news release is characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words, or statements that certain events or conditions “may” “will” or “could” occur. There are uncertainties inherent in forward-looking information, including factors beyond Oilsands Quest Inc.’s control, and no assurance can be given that such events will occur on time or at all. Oilsands Quest Inc. undertakes no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements. The risks and uncertainties set forth above are not exhausting. Readers should refer to Oilsands Quest’s current annual report on Form 10KSB and other document filings, which are available at www.sedar.com and at www.sec.gov for a detailed discussion of these risks and uncertainties.

For more information:

General inquiries and retail investors, contact Hedlin Lauder Investor Relations Ltd.
Toll Free 1-800-299-7823. Office 403-232-6251
Email irinfo@hedlinlauder.com

Institutional investors, contact The Buick Group
Toll Free 1-877-748-0914. Office 416-915-0915
Email jbuick@buickgroup.com